Exhibit 99.1

Date:                       October 11, 2006
Contact:                 Steve Wells, Los Alamos National Bank President, 505-662-5171

For Immediate Release

Trinity Capital Corporation
Announces Third Quarter Earnings for 2006

LOS ALAMOS, N.M., October 11, 2006— Trinity Capital Corporation (“Trinity”), the holding company for Los Alamos National Bank (“LANB”), Title Guaranty & Insurance Company and TCC Appraisal Services, announced preliminary unaudited earnings for the third quarter of 2006.

Unaudited net income for the third quarter of 2006 totaled $3.070 million or $0.47 diluted earnings per share, compared to $3.374 million or $0.50 diluted earnings per share for the same period in 2005, a decrease of $304 thousand in net income and a decrease of $0.03 in diluted earnings per share. This decrease in net income was primarily due to an increase in non-interest expense of $950 thousand and an increase in provision for loan losses of $572 thousand. The increase in non-interest expense was mainly due to a decrease in the recovery of the valuation allowance associated with mortgage servicing rights. The increase in the provision for loan losses was due to increased provision indicated by the reserve for loan loss analysis. In addition, net interest income increased $970 thousand and non-interest income decreased by $97 thousand. The increase in net interest income was due to an increase in both the yield and the volume of the interest-earning assets of LANB, which was partially offset by increases in the cost and volume of interest-bearing liabilities. Income tax expenses decreased $345 thousand due to lower pre-tax income.

Unaudited net income for the first nine months of 2006 totaled $8.513 million or $1.29 diluted earnings per share, compared to $8.183 million or $1.22 diluted earnings per share for the same period in 2005, an increase of $330 thousand in net income and an increase of $0.07 in diluted earnings per share. This increase in net income was primarily due to an increase in net interest income of $3.807 million, which was partially offset by an increase in the provision for loan losses of $2.022 million. The increase in net interest income was due to an increase in both the yield and the volume of the interest-earning assets of LANB, which was partially offset by increases in the cost and volume of interest-bearing liabilities. The increase in the provision for loan losses was largely due to a provision associated with a single loan to a commercial borrower and an increase in the provision indicated by the reserve for loan loss analysis. In addition, non-interest expense increased by $1.725 million and non-interest income increased $449 thousand. The increase in non-interest expense was primarily due to an increase in salaries and employee benefits and a decrease in the recovery of the valuation allowance associated with mortgage servicing rights. Income tax expenses increased $179 thousand due to higher pre-tax income.

Trinity is a bank holding company with $1.337 billion in total assets and has 280 employees. LANB is currently in its 44th year of operation, and offers financial services at its main office in Los Alamos, an office in White Rock and two offices in Santa Fe. LANB also operates a network of 29 automatic teller machines throughout northern New Mexico. Title Guaranty & Insurance Company offers its services from its offices in Los Alamos and Santa Fe. TCC Appraisal Services offers its services from its office in Los Alamos.

This document contains, and future oral and written statements of Trinity and its management may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of Trinity. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of Trinity’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and Trinity undertakes no obligation to update any statement in light of new information or future events. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Additional information concerning Trinity and its business, including additional factors that could materially affect Trinity’s financial results, is included in Trinity’s filings with the Securities and Exchange Commission.